Exhibit 5

















                                                September 11, 1995








 The Stanley Works
 1000 Stanley Drive
 New Britain, Connecticut 06053

 Re:  The Stanley Works Stock Option Plan for Non-Employee Directors


 Ladies and Gentlemen:

This firm has acted as special counsel for The Stanley Works, a Connecticut corporation ("Stanley"), and in that capacity, we have examined from time to time such documents, corporate records and other instruments as we deemed necessary or appropriate to allow us to render the opinion which follows. More particularly, we are familiar with (i) the Registration Statement on Form S-8, which Stanley is filing to register 100,000 shares of its Common Stock, $2.50 par value per share, offered under The Stanley Works Stock Option Plan for Non-Employee Directors (the "Plan") under the Securities Act of 1933, as amended, and (ii) the Rights Agreement Amendment dated February 26, 1986, as amended by the Rights Agreement Amendment dated December 16, 1987, Rights Agreement Amendment No. 2 to the Rights Agreement dated July 20, 1990, Rights Agreement Amendment No. 3, dated October 24, 1991 and Agreement concerning Appointment of Successor Rights Agent, dated as of August 21, 1995 which provides for the issuance of one depositary stock purchase right (a "Stock Purchase Right") attached to each share of Stanley's Common Stock.

On the basis of our examination, we are of the opinion that, when issued and sold in accordance with the terms of the Plan, the shares of original issuance Common Stock to which such Registration Statement relates will be legally issued, fully paid and nonassessable and that the associated Stock Purchase Rights will then be legally issued.








The Stanley Works
September 11, 1995
Page 2.



This   opinion   may  be  relied  upon  by  Stanley  in   connection   with  the
above-referenced transactions but may not be relied upon in any manner by any other person or entity without our prior written consent.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement referred to above.

                                Very truly yours,

                                 TYLER COOPER & ALCORN



                                 By Veronica M. Fallon
                                    Veronica M. Fallon, a Partner

 /rmc


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